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EXHIBIT 99.2

[LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]

Board of Directors
USA Interactive
152 West 57th Street
New York, New York 10019

Members of the Board:

        We hereby consent to the inclusion of (i) our opinion letter, dated October 9, 2002, to the Special Committee of the Board of Directors of Ticketmaster as Appendix B to the information statement/prospectus included in the Registration Statement of USA Interactive on Form S-4 (the "Registration Statement") relating to the proposed merger involving Ticketmaster and USA Interactive, and (ii) references made to our firm and the description of our opinion in the Registration Statement on the front cover page of the information statement/prospectus and under the captions entitled "SUMMARY—Opinion of the Financial Advisor to the Special Committee", "THE MERGER—Background to the Merger", "THE MERGER—USA's Reasons for the Merger", "THE MERGER—The Special Committee's and Ticketmaster's Reasons for the Merger", "THE MERGER—Opinion of the Financial Advisor to the Special Committee" and "FINANCIAL FORECASTS—Internal Ticketmaster Projections". In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are "experts" with respect to any part of the Registration Statement for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

CREDIT SUISSE FIRST BOSTON CORPORATION
By:	/s/ CREDIT SUISSE FIRST BOSTON CORPORATION CREDIT SUISSE FIRST BOSTON CORPORATION

Date: November 13, 2002

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EXHIBIT 99.2--Consent of Credit Suisse First Boston Corporation